Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2014	2013	2014	2013
	(in millions, except per share amounts)

Railway operating revenues
Coal	$672	$626	$1,213	$1,261
General merchandise	1,720	1,588	3,272	3,118
Intermodal	650	588	1,246	1,161
Total railway operating revenues	3,042	2,802	5,731	5,540

Railway operating expenses
Compensation and benefits	715	726	1,455	1,506
Purchased services and rents	414	410	806	803
Fuel	408	391	840	820
Depreciation	238	226	475	453
Materials and other	248	213	469	431
Total railway operating expenses	2,023	1,966	4,045	4,013

Income from railway operations	1,019	836	1,686	1,527

Other income – net (note 1)	18	29	44	164
Interest expense on debt	139	128	278	257

Income before income taxes	898	737	1,452	1,434

Provision for income taxes
Current	311	203	505	376
Deferred	25	69	17	143
Total income taxes	336	272	522	519

Net income	$562	$465	$930	$915

Earnings per share (note 1)
Basic	$1.81	$1.47	$2.99	$2.90
Diluted	1.79	1.46	2.97	2.87

Weighted average shares outstanding (note 2)
Basic	309.5	314.1	309.5	314.3
Diluted	312.8	317.8	312.7	317.9

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	Second Quarter		First Six Months
	2014	2013	2014	2013
	($ in millions)

Net income	$562	$465	$930	$915
Other comprehensive income, before tax:
Pension and other postretirement benefits	7	36	306	72
Other comprehensive income of equity investees	7	1	10	2
Other comprehensive income, before tax	14	37	316	74
Income tax expense related to items of other
comprehensive income	(4)	(14)	(118)	(28)
Other comprehensive income, net of tax	10	23	198	46

Total comprehensive income	$572	$488	$1,128	$961

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2014	2013
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,667	$1,443
Short-term investments	-	118
Accounts receivable - net	1,122	1,024
Materials and supplies	251	223
Deferred income taxes	161	180
Other current assets	65	87
Total current assets	3,266	3,075

Investments	2,505	2,439
Properties less accumulated depreciation of $10,634 and
$10,387, respectively	26,927	26,645
Other assets	342	324

Total assets	$33,040	$32,483

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,245	$1,265
Short-term debt	-	100
Income and other taxes	359	225
Other current liabilities	331	270
Current maturities of long-term debt	433	445
Total current liabilities	2,368	2,305

Long-term debt	8,814	8,903
Other liabilities	1,122	1,444
Deferred income taxes	8,659	8,542
Total liabilities	20,963	21,194

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 309,515,208 and 308,878,402 shares,
respectively, net of treasury shares	311	310
Additional paid-in capital	2,113	2,021
Accumulated other comprehensive loss	(183)	(381)
Retained income	9,836	9,339

Total stockholders’ equity	12,077	11,289

Total liabilities and stockholders’ equity	$33,040	$32,483

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	First Six Months
	2014	2013
	($ in millions)
Cash flows from operating activities
Net income	$930	$915
Reconciliation of net income to net cash provided by operating activities:
Depreciation	478	456
Deferred income taxes	17	143
Gains and losses on properties and investments (note 1)	(3)	(99)
Changes in assets and liabilities affecting operations:
Accounts receivable	(98)	37
Materials and supplies	(28)	(12)
Other current assets	30	28
Current liabilities other than debt	144	6
Other – net	(33)	32
Net cash provided by operating activities	1,437	1,506

Cash flows from investing activities
Property additions	(809)	(884)
Property sales and other transactions	44	68
Investments, including short-term	(3)	(7)
Investment sales and other transactions	121	16
Net cash used in investing activities	(647)	(807)

Cash flows from financing activities
Dividends	(335)	(315)
Common stock issued – net	82	80
Purchase and retirement of common stock (note 2)	(100)	(314)
Debt repayments	(213)	(216)
Net cash used in financing activities	(566)	(765)

Net increase (decrease) in cash and cash equivalents	224	(66)

Cash and cash equivalents
At beginning of period	1,443	653

At end of period	$1,667	$587

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$255	$244
Income taxes (net of refunds)	313	238

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.  Other Income – Net

     In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by

$60 million or $0.19 per share.

2.  Stock Repurchase Program

     We repurchased 1.0 million shares of common stock in the first six months of 2014, totaling

$100 million, and 4.2 million shares at a cost of $314 million for the same period of 2013.  We have remaining authorization from our Board of Directors to repurchase up to 37.2 million shares through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 137.8 million shares at a total cost of $8.2 billion.